Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

Press Release	Source: Conceptus, Inc.

Conceptus and Gynecare Terminate Agreement

Friday August 5, 12:00 pm ET

SAN CARLOS, Calif.—(BUSINESS WIRE)—Aug. 5, 2005—Conceptus, Inc. (Nasdaq:CPTS - News), developer of the Essure® non-incisional permanent birth control system, today announced that effective immediately, Conceptus and Gynecare Worldwide, a division of Ethicon, Inc., have mutually agreed to terminate the exclusive co-promotion agreement entered into by the companies on October 30, 2003. Both companies believe that the relationship has been instrumental in educating physicians about the safety and efficacy of the concomitant use of the Essure device and the GYNECARE THERMACHOICE(a) Uterine Balloon Therapy System. Building upon the accomplishments to date, the termination includes agreement to continue working together on an informal basis at future medical meetings. GYNECARE THERMACHOICE is the only global endometrial device FDA approved for concomitant use with Essure.

The termination of this agreement does not change Conceptus’ financial guidance for 2005.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up, and 99.74% effective after five years of follow-up in a small portion of the women undergoing clinical studies. Follow-up of the remaining clinical trial patients is ongoing.

About THERMACHOICE

THERMACHOICE is a minimally invasive, outpatient treatment for menorrhagia due to benign causes in pre-menopausal women for whom childbearing is complete. The device uses heat to ablate the endometrial lining of the uterus during an 8-minute therapy cycle that can be performed under local anesthesia.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

(a) Trademark

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The Company’s financial guidance for 2005, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies and marketing partners, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contact:

Conceptus

Gregory Lichtwardt, (650) 628-4791

glichtwardt@conceptus.com

Rebecca Squires, (650) 628-4909 (Media)

Rebecca_Squires@conceptus.com

or

Investor Relations

Lippert/Heilshorn & Associates

Kim Sutton Golodetz, (212) 838-3777

kgolodetz@lhai.com

Bruce Voss, (310) 691-7100

bvoss@lhai.com